Exhibit 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
(717) 597-2137

TOWER BANCORP, INC. REPORTS EARNINGS

GREENCASTLE, PA July 12, 2007 – Tower Bancorp, Inc., parent company of The First National Bank of Greencastle, reports earnings of $1,712,731 or earnings per share of $.72 for the quarter ended June 30, 2007.  Earnings decreased 4% or $66,982 over the second quarter for 2006. For the first six months in 2007, net income was $3,682,169 or $1.56 per share.  Net income increased $692,385 or 23% over the first six months of 2006.  Return on average tangible equity and average tangible assets were 11.69 % and 1.35%, respectively, for the six months ending June 30, 2007.

As of June 30, 2007, total assets stood at $566,965,000, an increase of 4% or $23,065,000 over second quarter-end totals for 2006.  Total loans were $387,371,000, an increase of $9,838,000 or 3%, while deposits as of June 30, 2007 totaled $442,084,000, an increase of $49,056,000 or 12%.  The above figures are based on unaudited financial statements.

“The past five years have been very productive for the bank in terms of growth, not only financially, but growth through expansion in facilities, employees and new community efforts,” commented Jeff B. Shank, President and CEO.  “We plan to continue to expand our footprint within our market area.”

The First National Bank of Greencastle operates 16 locations in Franklin and Fulton counties, PA and in Washington County, MD.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.

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